Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 1st day of November, 2014, by and between EagleBank, a Maryland chartered commercial bank (the “Bank”), and Charles C. Brockett (“Executive”).

RECITALS:

The Bank has retained Executive as Executive Vice President and Director of Operations of the Bank and the parties desire to state their agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     Employment. The Bank agrees to employ Executive, and Executive agrees to be employed as Executive Vice President and Director of Operations of the Bank, subject to the terms and provisions of this Agreement.

2.     Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

2.1     “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling fifty percent (50%) or more of the outstanding voting interests of such Person, (iii) any officer, director, general partner, managing member, or trustee of, or Person serving in a similar capacity with respect to, such Person, or (iv) any Person who is an officer, director, general partner, member, trustee, or holder of fifty percent (50%) or more of the voting interests of any Person described in clauses (i), (ii), or (iii) of this sentence. For purposes of this definition, the terms "controlling," "controlled by," or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.2     “Bancorp” means Eagle Bancorp, Inc., a Maryland corporation.

2.3     “Bank” is defined in the Recitals. If the Bank is merged into any other Entity, or transfers substantially all of its business operations or assets to another Entity, the term “Bank” shall be deemed to include such successor Entity for purposes of applying Article 8 of this Agreement.

2.4     “Bank Entities” means and includes any of the Bank, Bancorp and their Affiliates.

2.5     “Bank Regulatory Agency” means any governmental authority, regulatory agency, ministry, department, statutory corporation, central bank or other body of the United States or of any other country or of any state or other political subdivision of any of them having jurisdiction over the Bank or any transaction contemplated, undertaken or proposed to be undertaken by the Bank, including, but not necessarily be limited to:

(a)     the Federal Deposit Insurance Corporation or any other federal or state depository insurance organization or fund;

(b)     the Federal Reserve System, the Maryland Division of Financial Institutions, or any other federal or state bank regulatory or commissioner’s office;

(c)     any Person established, organized, owned (in whole or in part) or controlled by any of the foregoing; and

(d)     any predecessor, successor or assignee of any of the foregoing.

EagleBank Employment Agreement

November 1, 2014

2.6     “Board” means the Board of Directors of the Bank.

2.7     “Code” means the Internal Revenue Code of 1986, as amended.

2.8     “Competitive Business” means the banking and financial services business, which includes, without limitation, consumer savings, commercial banking, the insurance and trust business, the savings and loan business and mortgage lending, or any other business in which any of the Bank Entities is engaged or has invested significant resources within the prior six (6) month period in preparation for becoming actively engaged.

2.9     “Competitive Products or Services” means, as of any time, those products or services of the type that any of the Bank Entities is providing, or is actively preparing to provide, to its customers.

2.10     “Disability” means a mental or physical condition which, in the good faith opinion of the Board, renders Executive, with or without reasonable accommodation, unable or incompetent to carry out the essential functions of the position or the material job responsibilities which Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least three (3) months and which in the opinion of a physician mutually agreed upon by the Bank and Executive (provided that neither party shall unreasonably withhold such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of nine (9) months.

2.11     “Expiration Date” means August 31, 2017.

2.12     “Person” means any individual or Entity.

2.13     “Section 409A” means Section 409A of the Code and the regulations and administrative guidance promulgated thereunder.

2.14     “Termination Date” means the Expiration Date or such earlier date on which the Term expires pursuant to Section 3.1 or is terminated pursuant to Section 7.2, 7.3, 7.4, 7.5, 9.2 or 9.3, as applicable.

Other terms are defined throughout this Agreement and have the meanings so given them.

3.     Term; Position.

3.1     Term. Executive’s employment hereunder shall continue until the Expiration Date, unless extended in writing by both the Bank and Executive or sooner terminated in accordance with the provisions of this Agreement (the “Term”).

3.2     Position. The Bank shall employ Executive to serve as Executive Vice President and Director of Operations of the Bank.

3.3     No Restrictions. Executive represents and warrants to the Bank that Executive is not subject to any legal obligations or restrictions that would prevent or limit Executive’s entering into this Agreement and performing Executive’s responsibilities hereunder.

4.     Duties of Executive.

4.1      Nature and Substance. Executive shall report directly to and shall be under the direction of the Chairman of the Board or the Chairman’s designee. The specific powers and duties of Executive shall be established, determined and modified by and within the discretion of the Board.

Rev. 06/14

EagleBank Employment Agreement

November 1, 2014

4.2     Performance of Services. Executive agrees to devote Executive’s full business time and attention to the performance of Executive’s duties and responsibilities under this Agreement, and shall use Executive’s best efforts and discharge Executive’s duties to the best of Executive’s ability for and on behalf of the Bank and toward its successful operation. Executive agrees that, without the prior written consent of the Board, he will not during the Term, directly or indirectly, perform services for or obtain a financial or ownership interest in any other Entity (an “Outside Arrangement”) if such Outside Arrangement would interfere with the satisfactory performance of Executive’s duties to the Bank, present a conflict of interest with the Bank and/or Bancorp, breach Executive’s duty of loyalty or fiduciary duties to the Bank and/or Bancorp, or otherwise conflict with the provisions of this Agreement. Executive shall promptly notify the Board of any Outside Arrangement, provide the Bank with any written agreement in connection therewith and respond fully and promptly to any questions that the Board may ask with respect to any Outside Arrangement. If the Board determines that Executive’s participation in an Outside Arrangement would interfere with Executive’s satisfactory performance of Executive’s duties to the Bank, present a conflict of interest with the Bank and/or Bancorp, breach Executive’s duty of loyalty or fiduciary duties to the Bank and/or Bancorp, or otherwise conflict with the provisions of this Agreement, Executive shall not undertake, or shall cease, such Outside Arrangement as soon as feasible after the Board notifies him of such determination. Notwithstanding any provision hereof to the contrary, this Section 4.2 does not restrict Executive’s right to own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; provided that Executive’s total ownership constitutes less than two percent (2%) of the outstanding securities of such company.

4.3     Compliance with Law. Executive shall comply with all laws, statutes, ordinances, rules and regulations relating to Executive’s employment and duties.

5.      Compensation; Benefits. As full compensation for all services rendered pursuant to this Agreement and the covenants contained herein, the Bank shall pay to Executive the following:

5.1     Salary. Through the end of the Term, Executive shall be paid a salary (“Salary”) of Two Hundred and Eighty-Five Thousand Dollars ($285,000) on an annualized basis. The Bank shall pay Executive’s Salary in equal installments in accordance with the Bank’s regular payroll periods as may be set by the Bank from time to time. Executive’s Salary may be further increased from time to time, at the discretion of the Board. Executive may also be entitled to certain incentive bonus payments as determined by Board approved incentive plans.

5.2     Withholding. Payments of Salary shall be subject to the customary withholding of income and other employment taxes as is required with respect to compensation paid by an employer to an employee.

5.3     Vacation and Leave. Executive shall be entitled to such vacation and leave as may be provided for under the current and future leave and vacation policies of the Bank for executive officers.

5.4     Office Space. The Bank will provide customary office space and office support to Executive.

5.5     Parking. Paid parking at Executive’s regular worksite will be provided by the Bank at its expense.

5.6     Car Allowance. The Bank will pay Executive a monthly car allowance of Seven Hundred fifty Dollars ($750).

5.7     Non-Life Insurance. The Bank will provide Executive with group health, disability and other insurance as the Bank may determine appropriate for all employees of the Bank.

5.8     Life Insurance.

Rev. 06/14

EagleBank Employment Agreement

November 1, 2014

5.8.1     Executive may obtain a term life insurance policy (the “Policy”) on Executive in the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00), the particular product and carrier to be chosen by Executive in Executive’s discretion. Executive shall have the right to designate the beneficiary of the Policy. If the Policy is obtained, Executive shall provide the Bank with a copy of the Policy, and the Bank will pay, during the Term of this Agreement, the premiums for the Policy upon submission by Executive to the Bank of the invoices therefor. In the event Executive is rated and the premium exceeds the standard rate for a Seven Hundred Fifty Thousand Dollar ($750,000.00) policy, the Policy amount shall be lowered to the maximum amount that can be purchased at the standard rate for a Seven Hundred Fifty Thousand Dollar ($750,000.00) policy. For example, if Executive is rated and the standard rate for a Seven Hundred Fifty Thousand Dollar ($750,000.00) policy would acquire a Five Hundred Thousand Dollar ($500,000.00) policy, the Bank would only be required to pay the premium for a Five Hundred Thousand Dollar ($500,000.00) policy. If a Policy is obtained and it is cancelled or terminated, Executive shall immediately notify the Bank of such cancellation or termination.

5.8.2     The Bank may, at its cost, obtain and maintain "key-man" life insurance and/or Bank-owned life insurance on Executive in such amount as determined by the Board from time to time. Executive agrees to cooperate fully and to take all actions reasonably required by the Bank in connection with such insurance.

5.9     Expenses. The Bank shall, promptly upon presentation of proper expense reports therefor, pay or reimburse Executive, in accordance with the policies and procedures established from time to time by the Bank for its officers, for all reasonable and customary travel (other than local use of an automobile for which Executive is being provided the car allowance) and other out-of-pocket expenses incurred by Executive in the performance of Executive’s duties and responsibilities under this Agreement and promoting the business of the Bank, including approved membership fees, dues and the cost of attending business related seminars, meetings and conventions.

5.10     Retirement Plans. Executive shall be entitled to participate in any and all qualified pension or other retirement plans of the Bank which may be applicable to personnel of the Bank.

5.11      Other Benefits. While this Agreement is in effect, Executive shall be entitled to all other benefits that the Bank provides from time to time to its officers and such other benefits as the Board may from time to time approve for Executive, subject to applicable eligibility requirements.

5.12      Eligibility. Participation in any health, life, accident, disability, medical expense or similar insurance plan or any qualified pension or other retirement plan shall be subject to the terms and conditions contained in such plan as amended from time to time in the Bank’s sole discretion. All matters of eligibility for benefits under any insurance plans shall be determined in accordance with the provisions of the applicable insurance policy issued by the applicable insurance company.

5.13     Equity Compensation. Executive shall be eligible to receive awards of options, SARs and /or Restricted Stock under the 2006 Stock Plan of Bancorp, from time to time, at the discretion of the 2006 Plan Committee or Compensation Committee of the Board of Directors of Bancorp.

6.     Conditions Subsequent to Continued Operation and Effect of Agreement.

6.1     Continued Approval by Bank Regulatory Agencies. This Agreement and all of its terms and conditions, and the continued operation and effect of this Agreement and the Bank’s continuing obligations hereunder, shall at all times be subject to the continuing approval of any and all Bank Regulatory Agencies whose approval is a necessary prerequisite to the continued operation of the Bank. Should any term or condition of this Agreement, upon review by any Bank Regulatory Agency, be found to violate or not be in compliance with any then-applicable statute or any rule, regulation, order or understanding promulgated by any Bank Regulatory Agency, or should any term or condition required to be included herein by any such Bank Regulatory Agency be absent, this Agreement may be rescinded and terminated by the Bank if the parties hereto cannot in good faith agree upon such additions, deletions or modifications as may be deemed necessary or appropriate to bring this Agreement into compliance.

7.     Termination of Agreement. Prior to the Expiration Date, the Term of this Agreement may be terminated as provided below in this Article 7.

Rev. 06/14

EagleBank Employment Agreement

November 1, 2014

7.1     Definition of Cause. For purposes of this Agreement, “Cause” means:

(a)     any act of theft, fraud, intentional misrepresentation of a material matter, personal dishonesty or breach of fiduciary duty or similar conduct by Executive with respect to any of the Bank Entities or the services to be rendered by him under this Agreement;

(b)     any failure of this Agreement to comply with any Bank Regulatory Agency requirement which is not cured in accordance with Section 6.1 within a reasonable period of time after written notice thereof;

(c)     any Bank Regulatory Agency action or proceeding against Executive as a result of Executive’s negligence, fraud, malfeasance or misconduct;

(d)     indictment of Executive for, or Executive’s conviction of or plea of nolo contendere at the trial court level to, a felony, or any crime of moral turpitude, or involving dishonesty, deception or breach of trust;

(e)     any of the following conduct on the part of Executive that has not been corrected or cured by Executive within thirty (30) days after having received written notice from the Bank describing such conduct (provided, however, that the Bank shall not be required to provide Executive with notice and opportunity to cure more than two (2) times in any twelve (12) month period):

(i)     habitual absenteeism, or the failure by or the inability of Executive to devote full time and attention to the performance of Executive’s duties pursuant to this Agreement (other than by reason of Executive’s death or Disability); or

(ii)     intentional material failure by Executive to carry out the stated lawful and reasonable directions, instructions, policies, rules, regulations or decisions of the Board which are consistent with Executive’s position; or

(iii)     any action (including any failure to act) or conduct by Executive in violation of a material provision of this Agreement (including but not limited to the provisions of Article 8 hereof, which shall be deemed to be material); or

(f)     the use of drugs, alcohol or other substances by Executive to an extent which materially interferes with or prevents Executive from performing Executive’s duties under this Agreement;

(g)     the determination by the Board, in the exercise of its reasonable judgment and in good faith, that Executive’s job performance is substantially unsatisfactory and that he has failed to cure such performance within a reasonable period (but in no event more than thirty (30) days) after written notice specifying in reasonable detail the nature of the unsatisfactory performance; or

(h)     Executive’s commission of unethical business practices, acts of moral turpitude, financial impropriety, fraud or dishonesty in any material matter which the Board in good faith determines could adversely affect the reputation, standing or financial prospects of the Bank or its Affiliates; or

(i)     willful or intentional misconduct on the part of Executive that results, or that the Board in good faith determines may result, in substantial injury to the Bank or any of its Affiliates.

7.2     Termination by the Bank for Cause. After the occurrence of any of the conditions specified in Section 7.1, the Bank shall have the right to terminate the Term for Cause on written notice to Executive, effective immediately.

7.3     Termination by the Bank without Cause. The Bank shall have the right to terminate the Term at any time on written notice without Cause, for any or no reason, such termination to be effective on the date on which the Bank gives such notice to Executive or such later date as may be specified in such notice.

7.4     Termination for Death or Disability. The Term shall automatically terminate upon the death of Executive or upon the Board’s determination that Executive is suffering from a Disability.

Rev. 06/14

EagleBank Employment Agreement

November 1, 2014

7.5     Termination by Executive. Executive shall have the right to terminate the Term at any time, such termination to be effective on the date ninety (90) days after the date on which Executive gives such notice to the Bank unless Executive and the Bank agree in writing to a later date on which such termination is to be effective the “Notice Period”). After receiving notice of termination, the Bank may require Executive to devote Executive’s good faith energies to transitioning Executive’s duties to Executive’s successor and to otherwise helping to minimize the adverse impact of Executive’s resignation upon the operations of the Bank. If Executive fails or refuses to fully cooperate with such transition, the Bank may immediately terminate Executive, in which case it shall no longer have any obligation to pay any Salary or provide any benefits to him, but solely for purposes of Sections 8.5 and 8.6 below, the Termination Date shall be the date ninety (90) days after the date on which Executive gives notice of termination to the Bank pursuant to the first sentence of this Section 7.5, or the later date referred to therein, whichever is later. At any time during the Notice Period, the Bank may elect to relieve Executive of some or all of Executive’s duties, responsibilities, privileges and positions for the remainder of the Notice Period, in its sole discretion.

7.6     Pre-Termination Salary and Expenses. Without regard to the reason for, or the timing of, the termination or expiration of the Term: (a) the Bank shall pay Executive any unpaid Salary due for the period prior to the Termination Date; and (b) following submission of proper expense reports by Executive, the Bank shall reimburse Executive for all expenses incurred prior to the Termination Date and subject to reimbursement pursuant to Section 5.9 hereof. These payments shall be made promptly upon termination and within the period of time mandated by law.

7.7     COBRA if Termination by the Bank without Cause. If the Term is terminated by the Bank during the Term without Cause, and provided that Executive signs and delivers to the Bank no later than twenty-one (21) days after the Termination Date (the “Submission Period”), a General Release and Waiver in the form attached to as Exhibit A to the supplemental Non-compete Agreement (the “Release”), the Bank shall, for a period of one (1) year following the date on which the Release is executed and delivered to the Bank, if Executive timely elects to continue Executive’s health insurance benefits under COBRA, pay to the insurer or, at the Bank’s election, to Executive a gross monthly amount equal to the Employer’s share of Executive’s premiums for health insurance benefits continuation (for so long as Executive remains qualified for such continuation under COBRA). Notwithstanding the foregoing: (a) if the twenty-one (21) day period in which Executive may deliver the Release begins in one calendar year and ends in the following calendar year, the date on which payments will commence under this Section 7.7 shall be the first day of such following calendar year or, if later, the date on which the Release is delivered to the Bank; and (b) Executive shall not be entitled to any payments pursuant to this Section 7.7 if he is otherwise entitled to payments pursuant to Section 9.4 in relation to a Change in Control. In the event Executive breaches any provision of Article 8 of this Agreement, Executive’s entitlement to any payments payable pursuant to Section 7.5 during the Notice Period or this Section 7.7, if and to the extent not yet paid, shall thereupon immediately cease and terminate as of the date of such breach, with Executive having the obligation to repay to the Bank any payments for salary or for health insurance or other benefits pursuant to Section 7.5, 7.6 or 7.7 with respect to the period after such breach occurred and before such breach became known to the Bank. Furthermore, if termination was initially not for Cause but the Bank thereafter determines in good faith that, during the Term, Executive had engaged in conduct that would have constituted Cause, Executive’s entitlement to any payments pursuant to Section 7.5 or 7.7 shall terminate retroactively to the Termination Date, with Executive having the obligation to repay to the Bank any payments for salary subsequent to the occurrence of the event(s) constituting Cause or for health insurance benefits continuation pursuant to this Section 7.7, and, upon the return of all such payments, said General Release and Waiver shall be deemed rescinded and of no force or effect. Notwithstanding anything to the contrary in this Section 7.7, any payment pursuant to this Section shall be subject to (i) any delay in payment required by Section 10.2 hereof and (ii) any reduction required pursuant to Section 10.1.2 hereof.

7.8     Termination After Change in Control. Sections 9.2 and 9.3 set out provisions applicable to certain circumstances in which the Term may be terminated after Change in Control.

8.     Confidentiality; Non-Competition; Non-Interference.

Rev. 06/14

EagleBank Employment Agreement

November 1, 2014

8.1     Confidential Information. Executive, during employment, will have, and has had, access to and become familiar with various confidential and proprietary information of the Bank Entities and/or relating to the business of the Bank Entities (“Confidential Information”), including, but not limited to: business plans; operating results; financial statements and financial information; contracts; mailing lists; purchasing information; customer data (including lists, names and requirements); feasibility studies; personnel related information (including compensation, compensation plans, and staffing plans); internal working documents and communications; and other materials related to the businesses or activities of the Bank Entities which is made available only to employees with a need to know or which is not generally made available to the public. Failure to mark any Confidential Information as confidential, proprietary or protected information shall not affect its status as part of the Confidential Information subject to the terms of this Agreement.

8.2     Nondisclosure. Executive hereby covenants and agrees that he shall not, directly or indirectly, disclose or use, or authorize any Person to disclose or use, any Confidential Information (whether or not any of the Confidential Information is novel or known by any other Person); provided however, that this restriction shall not apply to the use or disclosure of Confidential Information (i) to any governmental entity to the extent required by law, (ii) which is or becomes publicly known and available through no wrongful act of Executive or any Affiliate of Executive or (iii) in connection with the performance of Executive’s duties under this Agreement.

8.3     Nondisclosure of this Agreement. The terms, conditions and fact of this Agreement are strictly confidential. From and after the date of execution of this Agreement, Executive agrees not to disclose, directly or indirectly, the existence of this Agreement or any of the terms and conditions herein to any Person except that Executive may disclose the existence of this Agreement or the terms and conditions herein to Executive’s immediate family, tax, financial or legal advisers, any taxing authority, or as required by law, and Executive shall disclose the provisions of Articles 8 and 9 to prospective employers during the Restricted Period. Except as provided in this Section, if Executive is asked about the existence and/or terms and conditions of this Agreement, Executive is permitted to state only that “the terms of my employment are a confidential matter that I am not able to disclose.” Executive acknowledges that the terms of this Section 8.3 are a material inducement for the Bank to enter into this Agreement. Notwithstanding the foregoing, Executive may disclose such information regarding this Agreement as may be disclosed by the Bank Entities in any document filed with the Securities and Exchange Commission.

     8.4     Documents. All files, papers, records, documents, compilations, summaries, lists, reports, notes, databases, tapes, sketches, drawings, memoranda, and similar items (collectively, “Documents”), whether prepared by Executive, or otherwise provided to or coming into the possession of Executive, that contain any Confidential or proprietary information about or pertaining or relating to the Bank Entities (the “Bank Information”) shall at all times remain the exclusive property of the Bank Entities. Promptly after a request by the Bank or the Termination Date, Executive shall take reasonable efforts to (i) return to the Bank all Documents in any tangible form (whether originals, copies or reproductions) and all computer disks or other media containing or embodying any Document or Bank Information and (ii) purge and destroy all Documents and Bank Information in any intangible form (including computerized, digital or other electronic format) as may be requested in writing by the Chief Executive Officer of the Bank or Chairman of the Board of the Bank, and Executive shall not retain in any form any such Document or any summary, compilation, synopsis or abstract of any Document or Bank Information.

8.5     Non-Competition. Executive hereby acknowledges and agrees that, during the course of employment, in addition to Executive’s access to Confidential Information, Executive has become, and will become, familiar with and involved in all aspects of the business and operations of the Bank Entities. Executive hereby covenants and agrees that during the Term until the later to occur of the date one (1) year after the Termination Date, or the Expiration Date (the “Restricted Period”), Executive will not at any time (except for the Bank Entities), directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise):

Rev. 06/14

EagleBank Employment Agreement

November 1, 2014

(a) provide any advice, assistance or services of the kind or nature which he provided to any of the Bank Entities or relating to business activities of the type engaged in by any of the Bank Entities within the preceding two years, to any Person who owns or operates a Competitive Business or to any Person that is attempting to initiate or acquire a Competitive Business (in either case, a “Competitor”) if (i) such Competitor operates, or is planning to operate, any office, branch or other facility (in any case, a “Branch”) that is (or is proposed to be) located within a fifty (50) mile radius of the Bank’s headquarters or any Branch of the Bank Entities and (ii) such Branch competes or will compete with the products or services offered or planned to be offered by the Bank Entities during the Restricted Period; or

(b) sell or solicit sales of Competitive Products to Persons within such 50 mile radius, or assist any Competitor in such sales activities.

Notwithstanding any provision hereof to the contrary, this Section 8.5 does not restrict Executive’s right to (i) own securities of any Entity that files periodic reports with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; provided that Executive’s total ownership constitutes less than two percent (2%) of the outstanding securities of such company and that such ownership does not does not violate: (A) the Code of Conduct or any other policy of the Bank, including any policy related to inside information; (B) any applicable securities law; or (C) any applicable standstill or other similar contractual obligation of the Bank. The parties have also entered into that certain Non-Compete Agreement as of even date herewith (the “Non-Compete”).

8.6     Non-Interference. Executive hereby covenants and agrees that during the Restricted Period, he will not, directly or indirectly, for himself or any other Person (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, member, manager, employee, contractor, consultant or any other capacity):

(a)     induce or attempt to induce any customer, supplier, officer, director, employee, contractor, consultant, agent or representative of, or any other Person that has a business relationship with, any Bank Entity, to discontinue, terminate or reduce the extent of its or his relationship with any Bank Entity or to take any action that would disrupt or otherwise damage any such relationship;

(b)     solicit any customer of any of the Bank Entities for the purpose of providing any Competitive Products or Services to such customer (other than any solicitation to the general public that is not disproportionately directed at customers of any Bank Entity); or

(c)     solicit any employee of any of the Bank Entities to commence employment with, become a consultant or independent contractor to or otherwise provide services for the benefit of any other Competitive Business.

In applying this Section 8.6:

(i)     the term “customer” shall be deemed to include, at any time, any Person to which any of the Bank Entities had, during the six (6) month period immediately prior to such time, (A) sold any products or provided any services or (B) submitted, or been in the process of submitting or negotiating, a proposal for the sale of any product or the provision of any services;

(ii)     the term “supplier” shall be deemed to include, at any time, any Person which, during the six (6) month period immediately prior to such time, (A) had sold any products or services to any of the Bank Entities or (B) had submitted to any of the Bank Entities a proposal for the sale of any products or services;

(iii)     for purposes of clause (c), the term “employee” shall be deemed to include, at any time, any Person who was employed by any of the Bank Entities within the prior six (6) month period (thereby prohibiting Executive from soliciting any Person who had been employed by any of the Bank Entities until six (6) months after the date on which such Person ceased to be so employed); and

Rev. 06/14

EagleBank Employment Agreement

November 1, 2014

(iv)     If during the Restricted Period any employee of any of the Bank Entities accepts employment with or is otherwise retained by any Competitive Business of which Executive is an owner, director, officer, manager, member, employee, partner or employee, or to which Executive provides material services, it shall be presumed that such employee was hired in violation of the restriction set forth in clause (c) of this Section 8.6, with such presumption to be overcome only upon Executive’s showing by a preponderance of the evidence that he was not directly or indirectly involved in the hiring, soliciting or encouraging such employee to leave employment with the Bank Entities.

8.7     Injunction. In the event of any breach or threatened or attempted breach of any provision of this Article 8 by Executive, the Bank shall, in addition to and not to the exclusion of any other rights and remedies at law or in equity, be entitled to seek and receive from any court of competent jurisdiction (i) full temporary and permanent injunctive relief enjoining and restraining Executive and each and every other Person concerned therein from the continuation of such violative acts and (ii) a decree for specific performance of the applicable provisions of this Agreement, without being required to furnish any bond or other security.

8.8     Reasonableness.

8.8.1     Executive has carefully read and considered the provisions of this Article 8 and, having done so, acknowledges that he fully understands them, that he has had an opportunity to consult with counsel of Executive’s own choosing regarding the meaning and effect of such provisions, at Executive’s election, and he agrees that the restrictions and agreements set forth in this Article 8 are fair and reasonable and are reasonably required for the protection of the interests of the Bank Entities and their respective businesses, shareholders, directors, officers and employees. Executive agrees that the restrictions set forth in this Agreement will not impair or unreasonably restrain Executive’s ability to earn a livelihood. Executive further acknowledges that the Executive’s services have been and shall continue to be of special, unique and extraordinary value to the Bank.

8.8.2     If any court of competent jurisdiction should determine that the duration, geographical area or scope of any provision or restriction set forth in this Article 8 exceeds the maximum duration, geographic area or scope that is reasonable and enforceable under applicable law, the parties agree that said provision shall automatically be modified and shall be deemed to extend only over the maximum duration, geographical area and/or scope as to which such provision or restriction said court determines to be valid and enforceable under applicable law, which determination the parties direct the court to make, and the parties agree to be bound by, such modified provision or restriction.

8.9     Additional Obligations.

8.9.1     Non-disparagement. Executive shall not during or after the Executive’s employment disparage any officers, directors, employees, business, products, or services of the Bank, except when compelled to do so in connection with a government investigation or judicial proceeding, or as otherwise may be required or protected by law.

8.9.2     Cooperation. During and after Executive’s employment, Executive shall fully cooperate with the reasonable requests of the Bank, including providing information, with regard to any matter that the Executive has knowledge of as a result of the Executive’s employment or prior employment with the Bank. Executive further agrees to comply with any reasonable request by the Bank to assist in relation to any investigation into any actual or potential irregularities, including without limitation assisting with any threatened or actual litigation concerning the Bank, giving statements/affidavits, meeting with legal and/or other professional advisors, and attending any legal hearing and giving evidence; provided that the Bank shall reimburse the Executive for any reasonable out-of-pocket expenses properly incurred by the Executive in giving such assistance. Executive agrees to notify the Bank immediately if the Executive is contacted by any third parties for information or assistance with any matter concerning the Bank and agrees to co-operate the Bank with regard to responding to such requests.

9.     Change in Control.

Rev. 06/14

EagleBank Employment Agreement

November 1, 2014

9.1     Definition. “Change in Control” means and shall be deemed to have occurred if:

(a)      there shall be consummated (i) any consolidation, merger, share exchange, or similar transaction relating to Bancorp, or pursuant to which shares of Bancorp’s capital stock are converted into cash, securities of another Entity and/or other property, other than a transaction in which the holders of Bancorp’s voting stock immediately before such transaction shall, upon consummation of such transaction, own at least fifty percent (50%) of the voting power of the surviving Entity, or (ii) any sale of all or substantially all of the assets of Bancorp, other than a transfer of assets to a related Person which is not treated as a change in control event under §1.409A-3(i)(5)(vii)(B) of the U.S. Treasury Regulations;

(b)     any person, entity or group (each within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Bancorp representing more than fifty percent (50%) of the voting power of all outstanding securities of Bancorp entitled to vote generally in the election of directors of Bancorp (including, without limitation, any securities of Bancorp that any such Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, which shall be deemed beneficially owned by such Person); or

(c)     over a twelve (12) month period, a majority of the members of the Board of Directors of Bancorp are replaced by directors whose appointment or election was not endorsed by a majority of the members of the Board of Directors of Bancorp in office prior to such appointment or election.

Notwithstanding the foregoing, if the event purportedly constituting a Change in Control under Section 9.1(a), Section 9.1(b), or Section 9.1(c) does not also constitute a “change in ownership” of Bancorp, a “change in effective control” of Bancorp or a “change in the ownership of a substantial portion of the assets” of Bancorp within the meaning of Section 409A, then such event shall not constitute a “Change in Control” hereunder.

9.2     Change in Control Termination. For purposes of this Agreement, a “Change in Control Termination” means that while this Agreement is in effect:

(a)     Executive’s employment with the Bank is terminated without Cause (i) within one hundred twenty (120) days immediately prior to and in conjunction with a Change in Control or (ii) within twelve (12) months following consummation of a Change in Control; or

(b)     Within twelve (12) months following consummation of a Change in Control, Executive’s title, duties and or position have been materially reduced such that Executive is not in a comparable position (with materially comparable compensation, benefits and responsibilities and is located within twenty-five (25) miles of Executive’s primary worksite) to the position he held immediately prior to the Change in Control, and within thirty (30) days after notification of such reduction he notifies the Bank that he is terminating Executive’s employment due to such change in Executive’s employment unless such change is cured within thirty (30) days of such notice by providing him with a comparable position (including materially comparable compensation and benefits and is located within twenty-five (25) miles of Executive’s primary worksite). If Executive’s employment is terminated under this Section, Executive’s last day of employment shall be mutually agreed to by Executive and the Bank, but shall be not more than sixty (60) days after such notice is given by Executive.

9.3     Window Period Resignation After Change in Control. If at the expiration of the twelve (12) month period following consummation of a Change in Control (the “Action Period”), Executive’s employment by the Bank has not been terminated, Executive may, by giving written notice to the Bank within the thirty (30) day period immediately following the last day of the Action Period, elect to terminate the Term, in which event Executive’s last day of employment will be as mutually agreed to by the Bank and Executive but which shall be not more than sixty (60) days after such notice is given by Executive.

Rev. 06/14

EagleBank Employment Agreement

November 1, 2014

9.4     Change in Control Payment. If there is a Change in Control Termination pursuant to Section 9.2 or Executive resigns after the Action Period pursuant to Section 9.3, Executive shall be paid a lump-sum cash payment (the “Change Payment”) equal to 1.99 times (the “Multiplier”) the sum of (a) Executive’s Salary at the highest rate in effect during the twelve (12) month period immediately preceding Executive’s Termination Date and (b) Executive’s cash bonus(es) paid in the most recent twelve (12) months, such Change Payment to be made to Executive on the date forty-five (45) days after the later of (i) the Termination Date or (ii) the date of the Change in Control; provided, however, that the Bank shall be relieved of its obligation to pay the Change Payment if Executive fails to sign and deliver to the Bank no later than twenty-one (21) days after the Termination Date a General Release and Waiver in the form attached to this Agreement as Exhibit A. To the extent the Executive’s Multiplier is 0.99 and during the Term Executive’s tenure with the Bank is five years or greater, the Multiplier shall change as of such anniversary and be 1.99 as of such date. In addition, and subject to the timely execution and delivery of the General Release and Waiver as aforesaid, Executive shall continue to receive for three (3) years after a Change in Control Termination the benefits provided above under Sections 5.7, 5.8.1 and 5.11. Notwithstanding anything to the contrary in this Section 9.4, (y)any payment pursuant to this Section 9.4 shall be subject to (i) any delay in payment required by Section 10.2 hereof and (ii) any reduction required pursuant to Section 10.1.2 hereof, as applicable and (z) shall not include any equity awards pursuant to Section 5.13 above or otherwise.

10.     Compliance with Certain Restrictions.

10.1     Section 280G.

10.1.1     For purposes of this Agreement, the following terms are defined as follows:

(a)     “Additional 280G Payments” means any distributions in the nature of compensation by any Bank Entity to or for the benefit of Executive (including, but not limited to, the value of acceleration in vesting in restricted stock, options or any other stock-based compensation), whether or not paid or payable or distributed or distributable pursuant to this Agreement, which is required to be taken into consideration in applying Section 280G(b)(2)(A) of the Code;

(b)     “Parachute Payment” is defined as set forth in Section 280G(b)(2) of the Code; and

(c)      “Total Change in Control Payments” means the total amount of the Change Payment together with all Additional 280G Payments that are required to be paid because of a Change in Control.

10.1.2      Notwithstanding anything in this Agreement to the contrary, if the Determining Firm determines that any portion of the Total Change in Control Payments would otherwise constitute a Parachute Payment, the amount payable to Executive shall automatically be reduced by the smallest amount necessary so that no portion of the Total Change in Control Payments will be a Parachute Payment. . If Total Change in Control Payments are to be paid in other than a lump sum, such reduction shall be applied in such order as the Executive designates, subject to the approval of Bank, not to be unreasonably withheld, conditioned or delayed. If, despite the foregoing sentence, a payment shall be made to Executive that would constitute a Parachute Payment, Executive shall have no right to retain such payment and, immediately upon being informed of the impropriety of such payment, Executive shall return such payment to the Bank or other Bank Entity that was the payer thereof, together with interest at the applicable federal rate determined pursuant to Section 1274(d) of the Code.

10.2     Section 409A.

10.2.1     It is the intention of the parties hereto that this Agreement and the payments provided for hereunder shall not be subject to, or shall be in accordance with, Section 409A, and thus avoid the imposition of any tax and interest on Executive pursuant to Section 409A(a)(1)(B) of the Code, and this Agreement shall be interpreted and construed consistent with this intent. Executive acknowledges and agrees that he shall be solely responsible for the payment of any tax or penalty which may be imposed or to which he may become subject as a result of the payment of any amounts under this Agreement.

Rev. 06/14

EagleBank Employment Agreement

November 1, 2014

10.2.2     Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” at the time of Executive’s “separation from service”, any payment of “nonqualified deferred compensation” (in each case as determined pursuant to Section 409A) that is otherwise to be paid to Executive within six (6) months following Executive’s separation from service, then to the extent that such payment would otherwise be subject to interest and additional tax under Section 409A(a)(1)(B) of the Code, such payment shall be delayed and shall be paid on the first business day of the seventh calendar month following Executive’s separation from service, or, if earlier, upon Executive’s death. Any deferral of payments pursuant to the foregoing sentence shall have no effect on any payments that are scheduled to be paid more than six (6) months after the date of separation from service.

10.2.3     The parties hereto agree that they shall take such actions as may be necessary and permissible under applicable law, regulation and guidance to amend or revise this Agreement in order to ensure that Section 409A(a)(1)(B) does not impose additional tax and interest on payments made pursuant to this Agreement.

11.      Assignability. Executive shall have no right to assign this Agreement or any of Executive’s rights or obligations hereunder to another party or parties. The Bank may assign this Agreement to any of its Affiliates or to any Person that acquires a substantial portion of the operating assets of the Bank. Upon any such assignment by the Bank, references in this Agreement to the Bank shall automatically be deemed to refer to such assignee instead of, or in addition to, the Bank, as appropriate in the context.

12.      Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof. Any action to enforce any provision of this Agreement may be brought only in a court of the State of Maryland or in the United States District Court for the District of Maryland. Accordingly, each party (a) agrees to submit to the jurisdiction of such courts and to accept service of process at its address for notices and in the manner provided in Section 13 for the giving of notices in any such action or proceeding brought in any such court and (b) irrevocably waives any objection to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient or inappropriate forum.

13.     Notices. All notices, requests, demands and other communications required to be given or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been given as follows: (a) when hand delivered to the other party; (b) when received by facsimile at the facsimile number set forth below, provided, however, that any notice given by facsimile shall not be effective unless either (i) a duplicate copy of such facsimile notice is promptly given by depositing the same in a United States post office first-class postage prepaid and addressed to the applicable party as set forth below or (ii) the receiving party delivers a signed, written confirmation of receipt for such notice either by facsimile or by any other method permitted under this Section; or (c) when deposited in a United States post office with first-class certified mail, return receipt requested, postage prepaid and addressed to the applicable party as set forth below; or (d) when deposited with a national overnight delivery service reasonably approved by the parties (Federal Express and DHL WorldWide Express being deemed approved by the parties), postage prepaid, addressed to the applicable party as set forth below with next-business-day delivery guaranteed; provided that the sending party receives a confirmation of delivery from the delivery service provider. Any notice given by facsimile shall be deemed received on the date on which notice is received except that if such notice is received after 5:00 p.m. (recipient’s time) or on a non-business day, notice shall be deemed given the next business day). Any notice sent by Untied States mail shall be deemed given three (3) business days after the same has been deposited in the United States mail. Any notice given by national overnight delivery service shall be deemed given on the first business day following deposit with such delivery service. For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday, Sunday or day that is a legal holiday in Montgomery County, Maryland. The address of a party set forth below may be changed by that party by written notice to the other from time to time pursuant to this Article.

Rev. 06/14

EagleBank Employment Agreement

November 1, 2014

To:          Executive at set forth by Executive’s signature below

To:          EagleBank

c/o Ronald D. Paul

7815 Woodmont Ave.

Bethesda, MD 20814

Fax No.: 301-986-8529

cc:           Laurence E. Bensignor

EagleBank

7815 Woodmont Avenue

Bethesda, Maryland 20814

Fax: 301-841-9872

14.     Entire Agreement. This Agreement and the Non-Compete and, other than with respect to the term of employment, the letter agreement dated September 15, 2014 from Susan G. Riel, Senior Executive Vice President of EagleBank, to Executive, which is incorporated by reference, contain all of the agreements and understandings between the parties hereto with respect to the employment of Executive by the Bank, and supersede all prior agreements, arrangements and understandings related to the subject matter hereof. No oral agreements or written correspondence shall be held to affect the provisions hereof. No representation, promise, inducement or statement of intention has been made by either party that is not set forth in this Agreement or the Non-Compete, and neither party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. Not in limitation of the foregoing, this Agreement supersedes and replaces the Executive’s employment arrangement with the Bank in effect prior to the date hereof, except that Executive shall remain entitled to receive any compensation earned but not yet paid thereunder.

15.     Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

16.     Severability. Should any part of this Agreement for any reason be declared or held illegal, invalid or unenforceable, such provision or portion of such provision shall be deemed severed herefrom and such determination shall not affect the legality, validity or enforceability of any remaining portion or provision of this Agreement, which remaining portions and provisions shall remain in force and effect as if this Agreement has been executed with the illegal, invalid or unenforceable portion thereof eliminated.

17.     Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, changed, waived, discharged or terminated except by an instrument in writing signed by the party against which enforcement of the amendment, modification, change, waiver, discharge or termination is sought. The failure of either party at any time or times to require performance of any provision hereof shall not in any manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term, provision or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term, provision or covenant contained in this Agreement.

18.     Gender and Number. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number, shall each be deemed to include the other or others whenever the context so indicates.

19.     Binding Effect. This Agreement is and shall be binding upon, and inures to the benefit of, the Bank, its successors and assigns, and Executive and Executive’s heirs, executors, administrators, and personal and legal representatives.

[signatures on following page]

Rev. 06/14

EagleBank Employment Agreement

November 1, 2014

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

EAGLEBANK

By:
Name: Ronald D. Paul
Title: Chief Executive Officer

Executive

Notice Address:

Fax No.

Rev. 06/14

EagleBank Employment Agreement

November 1, 2014

Attachment A

Form of

General Release and Waiver of All Claims

____________ ("you") executes this General Release And Waiver of All Claims (the "Release") as a condition of receiving certain payments and other benefits in accordance with the terms of Section 7.7 of your Employment Agreement dated ___________, 20__. All capitalized terms used but not otherwise defined herein shall have the same meaning as in your Employment Agreement.

1.	RELEASE.

You hereby release and forever discharge EagleBank and Eagle Bancorp, Inc. [modify to specifically include any additional Affiliates] and each and every one of their former or current subsidiaries, parents, affiliates, directors, officers, employees, agents, parents, affiliates, successors, predecessors, subsidiaries, assigns and attorneys (the "Released Parties") from any and all charges, claims, damages, injury and actions, in law or equity, which you or your heirs, successors, executors, or other representatives ever had, now have, or may in the future have by reason of any act, omission, matter, cause or thing through the date of your execution of this Release. You understand that this Release is a general release of all claims you may have against the Released Parties based on any act, omission, matter, case or thing through the date of your execution of this Release.

2.	WAIVER.

You realize there are many laws and regulations governing the employment relationship. These include, but are not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act; the National Labor Relations Act; 42 U.S.C. § 1981; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974 (other than any accrued benefit(s) to which you have a non-forfeitable right under any pension benefit plan); the Maryland Civil Rights Act, the Maryland Wage Payment and Collection Law, Maryland Occupational Safety and Health Act, the Maryland Collective Bargaining Law, and any other state, local and federal employment laws; and any amendments to any of the foregoing. You also understand there may be other statutes and laws of contract and tort that also relate to your employment. By signing this Release, you waive and release any rights you may have against the Released Parties under these and any other laws based on any act, omission, matter, cause or thing through the date of your execution of this Release. You also agree not to initiate, join, or voluntarily participate in any action or suit in any court or to accept any damages or other relief from any such proceeding brought by anyone else based on any act, omission, matter, cause or thing through the date of your execution of this Release.

Rev. 06/14

EagleBank Employment Agreement

November 1, 2014

3.	NOTICE PERIOD.

This document is important. We advise you to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Release, sign in the space indicated below for your signature. You will have twenty-one (21) calendar days from the date you receive this document to consider whether to sign this Release. If you choose to sign the Release before the end of that twenty-one day period, you certify that you did so voluntarily for your own benefit and not because of any coercion.

4.	RETURN OF PROPERTY.

You certify that you have fully complied with Section 8.4 of your Employment Agreement.

5.	REVOCATION.

You should also understand that even after you have signed this Release, you still have seven (7) days to revoke it. To revoke your acceptance of this Release, the Chairman of the Bank’s Board of Directors must receive written notice before the end of the seven (7)-day period. In the event you revoke or do not accept this Release, you will not be entitled to any of the payments or benefits that you would have been entitled to under your Employment Agreement by virtue of executing this Release. If you do not revoke this Release within seven (7) days after you sign it, it will be final, binding, and irrevocable.

IN WITNESS WHEREOF, the Parties have knowingly and voluntarily executed this Release, as of the day and year first set forth below.

Executive	Date

By:
Date

Rev. 06/14